Exhibit 10.1

Summary of 2006 Results-Based Incentive Program

This plan summary describes the Results-Based Incentive Program (the “RBI Program”) for Raytheon Company (the “Company”) key employees, including executive officers.

Plan Objectives:

The RBI Program aligns participants’ efforts on attaining pre-established annual organizational goals and provides participants with an annual cash compensation opportunity that contributes to overall competitive variable pay when performance targets are met.

Plan Overview:

Eligibility: Participation is limited to key employees, including executive officers, who are nominated by management. To be eligible, an employee must be (1) active or on a leave of absence as of December 31 and on the date of payment of awards and (2) not subject to a documented corrective action plan for unsatisfactory performance. A former key employee is eligible to participate on a pro-rated basis if termination was due to retirement, layoff or death. Participation in this plan in a given year does not guarantee a payout of any kind, nor does it guarantee or imply continued employment or future participation.

Incentive Targets: Each participant has the opportunity to earn incentive compensation based upon a pre-established individual target expressed as a percentage of annual base salary, using Company-wide guidelines approved by senior management based upon the level of responsibility of the participating key employee. Senior management makes the final selection of participants and determines individual targets. The Management Development and Compensation Committee (the “Committee”) of the Raytheon Company Board of Directors establishes individual payout targets for each officer of the Company based upon an examination of compensation information compiled by an outside consultant from a peer group of public companies of a similar revenue size or that compete in the Company’s primary business areas. No award shall be more than 200% of an individual’s base salary.

RBI Program Performance Cycle: The RBI Program performance cycle is annual, based on the calendar year.

RBI Program Metrics: Each year, the Committee approves specific metrics and targets for each business. Financial metrics (each weighted 20%) that drive the 2006 RBI Program funding are:

1.	Free Cash Flow: Operating cash flow less capital spending and internal use software spending.

2.	Return on Invested Capital: A measure of how effectively a company uses the money (borrowed or owned) invested in its operations. Caluculated by: net income after taxes/(total assets less cash minus non-interest-bearing liabilities).

3.	Bookings: Value of new orders (e.g., contracts) awarded to the Company by outside customers.

4.	Net Sales: Gross revenue minus discounts, rebates, returns, promotions, advertising, etc.

5.	Operating Profit: Sales minus the cost of sales, such as labor, material, research and development, as well as administrative and selling expenses (e.g., profit before interest and taxes).

RBI Program/Award Funding: Funding of the RBI Program and payment of individual awards depends upon the extent to which the performance goals are met by the Company and the business units. Individual awards also are dependent upon the participant’s achievement against individual performance goals, payout targets percent and period of eligibility for the Program and the Company funding level based on meeting Company performance goals.

Achievement, Assessment and Payout: Awards are recommended for RBI Program participants based on the available funding, their achievement against their individual goals, and their leader’s assessment of their overall performance.

Committee Administration: The Committee establishes the RBI Program and is responsible for its administration. The Committee has sole authority over the RBI Program and reserves the right to adjust funding, amend, modify or interpret the RBI Program.

Award Payout: After the end of the RBI Program year, the Committee determines the extent to which the performance goals have been met or exceeded. The Committee then approves payout under individual awards for the officers of the Company, and the Board of Directors approves payout of awards for the named executive officers in the Company’s proxy statement. Management approves payout of all other individual awards based upon the performance goals and the individual’s performance. Individual awards then are paid out after the Committee determines that the Company has met the performance goals.

December 14, 2005